Exhibit 10.8

SERVICES AGREEMENT

AGREEMENT dated as of May 16, 2003 by and between Loews Corporation, a Delaware corporation (“Loews”), and Texas Gas Transmission, LLC, a Delaware limited liability company (formerly Texas Gas Transmission Corporation “Texas Gas”).

W I T N E S S E T H:

WHEREAS, Loews is a holding company with various subsidiaries engaged in different lines of business;

WHEREAS, as of the date hereof, a subsidiary of Loews acquired all of the outstanding capital stock of Texas Gas (the “Acquisition”) from a subsidiary of The Williams Companies, Inc., following which Texas Gas converted from a corporation to a limited liability company;

WHEREAS, Loews performs certain administrative, technical and ministerial services in connection with the operation of its business which it has offered to provide, from time to time, to its subsidiaries;

WHEREAS, greater efficiency and reduced costs result from the economies of scale associated with the provision of such services by Loews for itself and its subsidiaries, including Texas Gas;

WHEREAS, Loews is experienced in the provision of such services for its subsidiaries and, by virtue of its purchasing power, is able to obtain discounts from certain suppliers of goods and services;

WHEREAS, Loews desires to make such services, as well as certain management and professional services (hereinafter referred to collectively as “Staff Services”) available to Texas Gas, and Texas Gas desires to avail itself of such Staff Services;

WHEREAS, Loews and Texas Gas intend to retain absolute control over the management of their respective business affairs, including but not limited to all matters relating to their respective governance, asset management, operations, and the establishment of policies and practices; and

WHEREAS, in light of the foregoing, Loews and Texas Gas desire to memorialize their agreements with respect to the foregoing as of the date hereof and to formulate agreements for future operations.

NOW, THEREFORE, the parties hereto agree as follows:

SECTION 1. SERVICES PROVIDED BY LOEWS. Loews shall provide or cause to be provided to Texas Gas, as requested by Texas Gas, the following Staff Services in connection with the operation of Texas Gas, all of which shall be under the control and for the benefit of Texas Gas:

a.	Human Resources Services. Loews’s Human Resources Department shall, as the parties may from time to time agree, assist Texas Gas with respect to the establishment of personnel policies and practices, the design and, if requested, administration of employee benefit plans or programs provided by Texas Gas and other related matters.

b.	Information Technology Services. Loews’s Information Technology Department shall, as the parties may from time to time agree, assist Texas Gas in establishing, maintaining and developing information technology and telecommunications technology, including software systems, hardware and services, that Texas Gas may utilize for its operations.

c.	Accounting Services. Loews’s Accounting Department shall, as the parties may from time to time agree, assist Texas Gas’s Accounting Department and provide general and specific accounting services including services in relation to financial reporting.

d.	Investment and Treasury Services. Loews’s Investment Department shall, as the parties may from time to time agree, assist Texas Gas with respect to the investment of cash and other financial assets of Texas Gas, including assisting the Benefits Committee of Texas Gas with the investment of the assets of the Texas Gas Retirement Plan Trust and the Texas Gas Employee Welfare Benefits Trust. In addition, Loews’s Treasury Department shall, as the parties may from time to time agree, assist Texas Gas with respect to the establishment and maintenance of bank accounts and banking relationships, the collection, holding and disbursement of cash receipts of Texas Gas as well as the clearing or other back office functions related to any securities trading or investment activity undertaken by or for the benefit of Texas Gas, all of which shall ultimately be under the control and for the benefit of Texas Gas. To the extent that Texas Gas and Loews may participate in a cash management program as defined in Federal Energy Regulatory Commission (“FERC”) Order No. 634, such cash management program shall be performed under a separate, mutually agreeable agreement consistent with the requirements of the FERC.

e.	Tax Preparation. The operations of Texas Gas shall hereafter be consolidated in the federal income tax returns of Loews in accordance with applicable provisions of the Internal Revenue Code and Texas Gas shall cooperate in assisting Loews as to the determination of the consolidated federal taxable income of Loews. In addition, Loews shall, as the parties may from time to time agree, advise and assist Texas Gas in preparing and filing federal, state and other tax returns, handling discussions and proceedings with tax authorities, and planning with respect to tax liabilities.

f.	Insurance. Loews’s Risk Management Department shall, as the parties may, from time to time, agree, assist Texas Gas with Risk Management and Insurance programs including, but not limited to, obtaining and maintaining insurance and related products and services and administering claims thereunder.

g.	Internal Audit. Loews’s Internal Audit Department shall, as the parties may from time to time agree, provide internal audit services to Texas Gas.

h.	Legal. Loews’s Law Department shall, as the parties may from time to time agree, assist Texas Gas’s Legal Department and provide general and specific legal services, including services in relation to public company reporting and similar matters.

i.	Strategy and Corporate Development. Loews’s Corporate Development Department and other Loews senior executives shall, as the parties may from time to time agree, provide assistance to Texas Gas relating to corporate strategy, acquisitions and financing opportunities, and such other similar services as the parties may agree upon.

j.	Miscellaneous. Loews shall provide such other miscellaneous Staff Services to Texas Gas as the parties may from time to time agree.

SECTION 2. RELATIONSHIP OF THE PARTIES.

a.	Each party acknowledges that the services provided hereunder by Loews are intended to be administrative, consultative, technical or ministerial and not to set policy for Texas Gas. Each party shall continue to set corporate policy independently through its own Board of Directors.

b.	In all activities under this Agreement, each party shall be an independent contractor, except as may be otherwise specifically provided in writing and authorized by the appropriate Board of Directors. Nothing in this Agreement shall be deemed to (i) make either party or any employee of such party the agent, employee, joint venturer or partner of the other party, or (ii) create in either party the right or authority to incur any obligation on behalf of the other party or to bind such other party in any way whatsoever except as may be expressly provided for in this Agreement.

c.	Neither party shall have any liability for any act or omission in connection with this Agreement other than repeating a service for the purpose of correcting an act or omission where reasonable and appropriate under the circumstances. Neither party shall be liable to the other party in respect of any act or omission in connection with this Agreement for loss of profits, good will or any other general, direct, special or consequential damages of any kind. Except as expressly set forth in this Section 2, the parties make no representations or warranties with respect to the services to be provided under this Agreement.

d.	Texas Gas hereby agrees to defend, indemnify and hold Loews and its affiliates (other than Texas Gas and its subsidiaries), and their respective officers, directors, employees and agents harmless from and against any and all loss, claim, damage, liability, cost or expense, including reasonable attorneys’ fees, incurred by Loews or any such affiliates based upon a claim by or liability to a third party arising out of the Staff Services to be provided by Loews hereunder, unless due to the gross negligence or willful misconduct of Loews or its affiliates.

SECTION 3. FEES, COSTS AND EXPENSES. Texas Gas shall pay to or reimburse Loews for the direct payroll and benefits costs of Loews employees providing services to Texas Gas hereunder, the cost of any third party consultants engaged by Loews to provide services to Texas Gas hereunder, and reasonable out-of-pocket costs and disbursements incurred by Loews or its subsidiaries in providing services to Texas Gas hereunder. All other costs and expenses incurred by Loews (such as general corporate expenses and overhead) shall be apportioned by Loews on a fair and equitable basis to Texas Gas.

SECTION 4. TERM. This Agreement may be terminated by either party at any time on not less than sixty (60) days’ prior written notice to the other party.

SECTION 5. NOTICES. All notices, consents and other communications hereunder shall be in writing and shall be deemed given hereunder when sent by certified mail, return receipt requested, or delivered by hand to a party at the following addresses, or at any other address as any party may from time to time specify by notice to the other:

If to Loews:	Loews Corporation 667 Madison Avenue New York, New York 10021 Attention: Corporate Secretary

If to Texas Gas:	Texas Gas Transmission, LLC 3800 Frederica St. Owensboro, KY 42301 Attention: Corporate Secretary

SECTION 6. MISCELLANEOUS. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York. The headings of this Agreement are for ease of reference and do not limit or otherwise affect the meaning hereof. No party may assign any of its rights or obligations under this Agreement without the express written consent of the other. This Agreement constitutes the sole understanding and agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings, written or oral, with respect thereto.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LOEWS CORPORATION

By:
Name: Title:

TEXAS GAS TRANSMISSION, LLC

By:
Name: Title: